Exhibit 99.1
Contact:
Kearstin Patterson
Director of Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Receives Approval to
Commercialize Augment® Bone Graft in Australia

Franklin, Tenn. – October 19, 2011 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced that the Therapeutic Goods Administration (TGA) has approved the Company’s medical device application for Augment® Bone Graft clearing the way for commercialization of the product in Australia and its listing on the Australian Register of Therapeutic Goods (ARTG).  Based on the clinical data from the North American pivotal trial and Canadian registration trial evaluating Augment Bone Graft, the product has been approved in Australia for use as an alternative to autograft, the current gold standard in bone grafting, in hindfoot and ankle fusion procedures.

“Approval of Augment Bone Graft by another major regulatory agency, such as the TGA, marks a significant achievement in BioMimetic’s global product development program and further validates our technology, clinical data and ability to gain regulatory approvals,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “Given that obtaining autograft often requires a second surgical procedure, increasing the pain and potential for complications for the patient, and that Augment will be the first alternative approved in foot and ankle fusion surgery with large, randomized controlled clinical data, we are optimistic that Augment will find broad support from Australian hospitals, surgeons and patients alike. We are completing the final steps for pricing and reimbursement and expect a full launch of the product in the first quarter of 2012.”

Augment Bone Graft
Augment was approved in Canada in November 2009 as an alternative to the use of autograft in midfoot, hindfoot and ankle fusion indications and approvability decisions are currently pending in the United States and European Union. Augment is a completely synthetic two-component grafting system for bone regeneration and is composed of a purified bone and tissue growth factor, recombinant human platelet derived growth factor (rhPDGF-BB), and a synthetic calcium phosphate matrix, beta-tricalcium phosphate (β-TCP). When combined the rhPDGF-BB provides the biological stimulus for tissue repair by stimulating the recruitment and proliferation of new bone forming and wound healing cells and blood vessels, while the β-TCP provides the framework or scaffold for new bone growth to occur. Clinicians are referred to the Augment package insert for additional information on the use of this product.

Market Opportunity and Distribution
Millennium Research estimates that the 2011 market for bone graft substitute products in Australia is $52M with the total number of bone graft substitute procedures equaling more than 55,000. Millennium also estimates that the market is growing at a nine and a half percent compound annual growth rate (CAGR).  Further, the Australian Institute of Health and Welfare National Hospital Morbidity Database estimates that the number of foot and ankle fusion procedures performed in Australia from 2009 - 2010 equaled more than 6,500, which is approximately five percent of the U.S. market.

With its team of 30 experienced sales representatives, Surgical Specialties Pty Limited, an independent distributor of medical devices in the Australian and New Zealand orthobiologics space, is the exclusive distributor of BioMimetic’s Augment Bone Graft product in Australia. The Company expects Augment will be available to customers in Australia through a soft launch of the product by year end with a full launch anticipated in conjunction with Augment's inclusion on the February 2012 publication of the Department of Health and Ageing Prosthesis List (PLAC).

About BioMimetic Therapeutics
BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications.  All Augment branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration.  Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

In May 2011, BioMimetic’s Pre-Marketing Approval (PMA) application for Augment Bone Graft received a positive orthopedic advisory panel recommendation on the safety, efficacy and risk profile for the use of the product as an alternative to autograft in hindfoot and ankle fusions and is currently under review by the FDA.  Additionally, BioMimetic received regulatory approval in 2009 and 2011 to market the product in Canada and Australia, respectively and is awaiting an approvability decision in Europe, which is expected during the first half of 2012.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current intent and expectations of the management of BioMimetic.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Forward-looking statements include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations that are not historical facts.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that: (i) despite the Company’s future marketing and commercialization efforts, Augment may not achieve broad market acceptance in Australia; and (ii) despite other regulatory approvals of Augment and the FDA Advisory Panel’s votes in favor of Augment, the FDA may determine that Augment’s Pre-Marketing Application is not approvable, or require additional clinical and/or non-clinical studies before approving Augment, or impose labeling restrictions on any approval of Augment that would significantly reduce Augment’s potential market. Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s products, the approval process for and the commercialization of its product candidates, preclinical and clinical development activities, risks relating to potential securities claims, product liability claims, other litigation or claims or regulatory inquiries that have been and may be brought against BioMimetic and its officers and directors, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission.  Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.  In addition, BioMimetic undertakes no responsibility for changes made to this document by wire services or Internet services.

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